Exhibit 99.1

PRESS RELEASE

Beverly Hills Bancorp Inc.

23901 Calabasas Road, Ste. 1050

Calabasas, CA 91302

Contact Information:	Larry B. Faigin
Chairman of the Board and
Chief Executive Officer
Beverly Hills Bancorp Inc.
818.223.5474
800.515.1616 ext. 5474

Beverly Hills Bancorp Inc. Completes Trust Preferred Offering

CALABASAS, CA – (BUSINESS WIRE) – December 29, 2006 – Beverly Hills Bancorp Inc. (NASDAQ-NNM:BHBC) (the “Company”) announced today that it has issued approximately $5.2 million principal amount of floating-rate junior subordinated notes payable to a newly formed subsidiary, Beverly Hills Statutory Trust II (the “Trust”). The Trust purchased these notes with the proceeds from a private placement of $5 million in trust preferred securities and from the issuance of approximately $0.2 million in trust common securities to the Company.

The junior subordinated notes bear interest at the 3-month LIBOR rate plus 1.78% per annum (currently 7.14%), payable quarterly, and mature in March 2037. The notes may be redeemed at par, at the Company’s option, at any time on or after March 6, 2012. The trust preferred securities have terms that mirror the junior subordinated notes, and the Company has guaranteed the payments on these securities.

The proceeds from the sale of the junior subordinated debentures, together with the other funds of the Company, will be used primarily for working capital purposes.

Beverly Hills Bancorp Inc. is a financial holding company that conducts banking operations through its wholly owned subsidiary, First Bank of Beverly Hills, with a branch office located in Calabasas, California.

For further information regarding the trust preferred offering, please see our website (www.bhbc.com) for our report on Form 8-K to be filed on January 3, 2007.

This release contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations, estimates, and projections about our industry, our beliefs and our assumptions. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the condition of the real estate market, the availability and conditions of financing for loan pool acquisitions, mortgage-backed securities and other financial assets as well as interest rates. Readers of this release are cautioned not to place undue reliance on these forward-looking statements.

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